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NEWS * NEWS
Ballistic Recovery Systems, Inc.
Fleming Field, 300 Airport Road, South St. Paul, MN 55075 USA
Tel: 651-457-7491  Fax: 651/457-8651  E-Mail: BRSchute@aol.com
Web: www.AirplaneParachutes.com

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DATE: November 9, 2000

FOR IMMEDIATE RELEASE


MILLENNIUM AEROSPACE SIGNS DEVELOPMENT AND MARKETING AGREEMENT WITH PARACHUTE MAKER, BRS


SOUTH ST. PAUL, MINN. Following closely on the heels of their agreement to provide whole-aircraft emergency parachute systems for Cessna 150 models, BRS signed a contract with Millennium Aerospace to pursue FAA certification of a similar system for the Cessna 172. The larger four-seat aircraft also widely used for primary flight training < has a larger fleet than any other aircraft in general aviation. Millennium Aerospace is the parent company of Aerospace Marketing Inc., which will market the parachute systems for the Cessna 150s and 172s. The two companies signed their historic agreement at the end of October 2000. The agreement for the Cessna 172 differs from that for the Cessna 150 as Millennium Aerospace has invested in BRS to facilitate a faster development program. A $200,000 investment took the form of an equity infusion for 200,000 of BRSI stock and additional development funding.
     BRS expects that it will take 12-18 months to complete development and FAA certification for the BRS-172 parachute system. The company forecasts such a brief timeline expecting it can leverage its work with the similar but smaller Cessna 150 and the heavier, faster Cirrus Design SR20 and SR22 models. When FAA certification is earned, BRS will begin production of the finished product and supply them via Aerospace Marketing to AirFlight Technologies Inc., wholly owned subsidiaries of Millennium Aerospace. AirFlight's mission is to acquire suitable Cessna 172 aircraft and completely refurbish them including engines, interiors, avionics, paint, and, of course, the BRS parachute system now in development. For those who already own Cessna 172s, Aerospace Marketing will also act as the factory authorized distributor for all after-market sales of the BRS-172 system.
      Millennium Aerospace and its corporate subsidiaries are overseen by Charles Parsons, an individual with over 30 years of entrepreneurial experience and success. Mr. Parsons believes strongly in the need for aircraft safety demonstrated by his owning both a Cessna 150 with a GARD-150 parachute system installed and a new Cirrus SR20 which comes standard with a BRS parachute system installed. AirFlight Technologies will perform its aircraft upgrade work at a Chicago-area facility which started operations in November 2000. The Illinois shop will be run by Peter Kramer. "We're delighted to create this accord with BRS and we believe the market will embrace Cessna 150 and 172 models equipped with these life-saving parachute systems," Parsons expressed.
     BRS president and CEO, Mark Thomas, is equally pleased. "We are very excited about working with Charles Parsons and Millennium Aerospace. We have been pushing to develop an airframe parachute system for the Cessna 172 and Parson's investment will greatly speed up the time for development and certification," he said.
     As part of the hastened development, BRS will offer to a limited group of current 172 owners a chance to get in line early and in so doing earn a substantial discount from the retail price of a parachute for their Cessna 172. "Under our agreement with Millennium, up to 50 present Cessna 172 owners can make a $2,500 non-refundable deposit and receive an early delivery plus a large discount," said BRS Sales Manager, Gregg Ellsworth. The company says it will handle interest on a first-come, first-served basis, but is contractually limited to offering this to the first 50 owners that place the deposit. Should the company fail to win FAA certification, a very low likelihood according to Thomas, all funds will be returned with simple interest, protecting those who act early. Interested Cessna 172 owners are invited to contact BRS.
     For more information on Millennium Aerospace or Aerospace Marketing, interested parties may dial 941-454-9800 to contact Charles Parsons in Florida. Those who want to contact AirFlight Technologies (the refurbishment company) may call Pete Kramer in Illinois at 847-697-7600.

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     "We'll begin work on the first aircraft to be refitted in late November
2000," says Parsons, who is moving swiftly to consolidate his position in this new market. AirFlight will first work on Cessna 150 aircraft as BRS moves into development on the Cessna 172 parachute system.
     For 20 years BRS has enjoyed a solid business selling parachute systems to sport (non-certified) aircraft. BRS obtained FAA approval for installing their parachute into the Cessna 150/152 series in 1993 and marketed the system directly to Cessna 150 owners for several years. The product, named GARD-150 (General Aviation Recovery Device), was the first whole-aircraft-supporting parachute system ever approved by any government certification agency worldwide. Later in the mid-1990s, BRS became involved with the Cirrus Design SR20 aircraft, the first aircraft ever certified with a parachute system as standard equipment. Cirrus has enjoyed a tremendous response to their sleek four seater and company officials give considerable credit for the warm reception to the presence of a parachute. The Duluth, Minnesota company has racked up nearly 700 firm sales in the last four years; deliveries started in July, 1999. Print and broadcast media in and out of aviation have also found the BRS system to be a newsworthy item, featuring dozens of stories on the "Parachute Airplane."
     Since the early 1980s BRS has delivered over 15,000 parachute systems to aircraft owners around the world. Actual documented uses of these systems are credited with saving the lives of 134 persons through the end of June, 2000. BRS is a publicly-traded company based in South St. Paul, Minnesota. (Computer users input: "BRSI") Further information is available on the company's web site.

Contact: DAN JOHNSON, Vice President of BRS (651-457-7491)
CHARLES PARSONS, President of Millennium Aerospace (941-454-9800)
PETER KRAMER, President of AirFlight Technologies (847-697-7600)